EXHIBIT 4.2




                           SOUTHERN INVESTMENTS UK plc

                                       and

                              BANKERS TRUST COMPANY
                       as Trustee, Principal Paying Agent,
                          Registrar and Transfer Agent

                                       and

                         BANKERS TRUST LUXEMBOURG S.A.,
                       as Paying Agent and Transfer Agent


                          6.375% Senior Notes Due 2001

                          6.800% Senior Notes Due 2006



                          First Supplemental Indenture
                          Dated as of November 21, 1996



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         FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 1996 (herein called the "First Supplemental Indenture"), among Southern Investments UK plc, a corporation duly organized and existing under the laws of England and Wales (hereinafter called the "Company"), and BANKERS TRUST COMPANY, as Trustee Principal Paying Agent, Registrar and Transfer Agent under the Original Indenture referred to below (hereinafter called the "Trustee") and BANKERS TRUST LUXEMBOURG S.A., as Paying and Transfer Agent under the Original Indenture.





                                   WITNESSETH:



         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of November 21, 1996 (hereinafter called the "Original Indenture"), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities"), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture;



         WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series as permitted in Sections 201 and 301 of the Original Indenture and of appointing an Authenticating Agent with respect to the Securities of any series;



         WHEREAS, the Company desires to create two series of the Securities, one series of Securities in an aggregate principal amount of one hundred and sixty-eight million dollars ($168,000,000) to be designated the "6.375% Senior Notes Due 2001" and one series of the Securities in an aggregate principal amount of three hundred and thirty-two million dollars ($332,000,000) to be designated the "6.800% Senior Notes Due 2006" (collectively the "Senior Notes"), and all action on the part of the Company necessary to authorize the issuance of the Senior Notes under the Original Indenture and this First Supplemental Indenture has been duly taken; and



         WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee as in the Original Indenture provided, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed;



         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:



         That in consideration of the premises and of the acceptance and purchase of the Senior Notes by the holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of holders of the Senior Notes, as follows:



                                   ARTICLE ONE

                                   Definitions

         The use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture and the forms of Senior Notes attached hereto as Exhibits A, B, C, and D, respectively. In addition, for all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise expressly requires, the following terms shall have the respective meanings assigned to them as follows and shall be construed as if defined in Article One of the Original
Indenture:



         "Book-Entry Depositary" means the Book-Entry Depositary or its nominee or the custodian of either, designated by the Company in the Deposit Agreement until a successor Book-Entry Depositary shall have become such pursuant to the applicable provisions of the Deposit Agreement, and thereafter "Book-Entry Depositary" shall mean such successor Book-Entry Depositary or its nominee or the custodian of either.



         "Definitive Registered Senior Note" means a registered Senior Note substantially in the form of Exhibits B and D to this First Supplemental Indenture.



         "Deposit Agreement" means the Deposit Agreement, dated as of the date of this First Supplemental Indenture, between the Company and Bankers Trust Company.



         "DTC" means The Depository Trust Company or its successors.



         "Global Senior Note" means a bearer Global Senior Note substantially in the form of Exhibits A and C to this First Supplemental Indenture.





                                   ARTICLE TWO

               Terms and Issuance of 6.375% Senior Notes Due 2001
                        and 6.800% Senior Notes Due 2006



         Section 201. Issue of Senior Notes. Two series of Securities, which shall be designated the 6.375% Senior Notes Due 2001" and the "6.800% Senior Notes Due 2006" (collectively the "Senior Notes") shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture and this First Supplemental Indenture (including the forms of Senior Notes set forth in Exhibits A, B, C and D hereto). The aggregate principal amount of the 6.375% Senior Notes Due 2001 and the aggregate principal amount of 6.800% Senior Notes Due 2006 which may be authenticated and delivered under the First Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed $168,000,000 and $332,000,000 respectively.



         Section 202. Form of Senior Notes; Incorporation of Terms. The form of the Senior Notes shall be substantially in the forms of Exhibits A, B, C and D attached hereto, the terms of which are herein incorporated by reference and which are part of this First Supplemental Indenture.



         Section 203. Limitation on Liens. The covenant provided by Section 1004 of the Original Indenture shall be applicable to the Senior Notes.



         Section 204. Limitation on Sale and Lease-Back Transactions. The covenant provided by Section 1005 of the Original Indenture shall be applicable to the Senior Notes.



         Section 205. Additional Amounts. The terms provided by Section 1009 of the Original Indenture shall be applicable to the Senior Notes.



         Section 206. Event of Default. The event specified in Section 501(5) of the Original Indenture shall constitute an Event of Default with respect to the Senior Notes.



         Section 207. Place of Payment. The Place of Payment in respect of the Senior Notes will be in The City of New York, initially the Corporate Trust Office of Bankers Trust Company, and, for so long as the Senior Notes are listed on the Luxembourg Stock Exchange, in Luxembourg, initially the corporate trust office of Bankers Trust Luxembourg S.A. which at the date hereof, is located at 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg.



         Section 208. Issuance of Global Senior Notes. The 6.375% Senior Notes Due 2001 shall be issued as one Bearer Global Senior Note and the 6.800% Senior Notes Due 2006 shall be issued as one Bearer Global Senior Note (each a "Global Senior Note" and collectively the "Global Senior Notes") and delivered by the Trustee to the Book-Entry Depositary, as the Holder thereof, or a nominee or custodian therefor, to be held by the Book-Entry Depositary pursuant to the Deposit Agreement.



         Section 209. Exchange of the Global Senior Notes. Each of the Global Senior Notes shall be exchangeable, in whole but not in part, for definitive Registered Notes only as provided in this paragraph. A Global Senior Note shall be so exchangeable if (a) DTC notifies the Company and the Book-Entry Depositary that it is unwilling or unable to continue to hold the relevant Book-Entry Interest or at any time it ceases to be a "clearing agency" registered as such under the Exchange Act, and, in either case, a successor is not appointed by the Company within 120 days, (b) the Book-Entry Depositary notifies the Company that it is unwilling or unable to continue as Book-Entry Depositary with respect to such Global Senior Note and no successor is appointed within 120 days, (c) the Company executes and delivers to the Trustee an Officers' Certificate providing that such Global Senior Note shall be so exchangeable, or (d) there shall have occurred and be continuing an Event of Default with respect to the Senior Notes of the series represented by such Global Note and the Holder, in such circumstance, shall have requested in writing that such Global Senior Note be exchanged for one or more definitive Registered Notes. Definitive Registered Notes so issued in exchange for such Global Senior Note shall be of the same series, having the same interest rate, if any, and maturity and having the same terms as such Global Senior Note, in authorized denominations of $1,000 and any integral multiple thereof and in the aggregate having the same principal amount as such Global Senior Note and registered in such names as the Book-Entry Depositary for such Global Senior Note shall direct.



         Section 210. Regular Record Date for the Senior Notes. The Regular Record Date for the Senior Notes shall be 15 calendar days immediately prior to each Interest Payment Date.





                                  ARTICLE THREE

                   Authenticating Agent; Book-Entry Depositary

         Section 301. Authenticating Agent; Book-Entry Depositary. Bankers Trust Company, a New York banking corporation, and its successors are hereby appointed Authenticating Agent and Book-Entry Depositary with respect to the Senior Notes.





                                  ARTICLE FOUR

                                  Miscellaneous

         Section 401. Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.



         Section 402. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.



         Section 403. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.



         Section 404. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.



         Section 405. Separability Clause. In case any provision in this First Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



         Section 406. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Senior Notes, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.



         Section 407. Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.





         IN WITNESS WHEREOF, the parties hereof have caused this First Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.


                                   SOUTHERN INVESTMENTS UK plc


                                   By


                                   BANKERS TRUST COMPANY
                                   AS TRUSTEE


                                   By


                                   BANKERS TRUST LUXEMBOURG S.A.
                                   AS PAYING AND TRANSFER AGENT


                                   By

Attest:

------------------------



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STATE OF GEORGIA
                                            :SS
COUNTY OF FULTON


         On this 21st day of November, 1996, before me personally came Edwin H. Adams to me known, who, being by me duly sworn, did depose and say that he is an Authorized Agent of Southern Investments UK plc, one of the companies described in and which executed the foregoing instrument; and that he signed his name thereto by like authority.